Exhibit 10.46

Vivian Macdonald 125 Wild Horse Valley Rd. Novato, CA 94947	June 2, 2006

Dear Vivian,

I am pleased to offer you the position of Vice President, Corporate Controller at Restoration Hardware, Inc. (the Company). I’m confident that you will find Restoration to be an exciting and challenging environment in which to work. This letter will confirm the most important details of our offer to you.

Title	Vice President, Corporate Controller

Salary	$250,000.00 annually, paid bi-weekly on every other Friday.

Bonus

You will receive a signing bonus of $25,000, which will be payable on the first payroll following your date of hire. If you voluntarily resign or are terminated for “Cause” (as defined in Attachment A) on or prior to the one year anniversary of your first date of employment, you agree that you will reimburse the Company for a pro-rated share of the signing bonus, which shall be calculated by dividing the number of days you were employed by the Company by 365.

You will also be guaranteed a minimum bonus of $50,000 for Fiscal Year 2006, provided your employment does not terminate due to your voluntary resignation or a termination before the distribution of bonuses for Fiscal Year 2006. Such bonus will be payable when the Company distributes its annual incentive bonuses to other senior management for such fiscal year.

Management Incentive Program	You will be eligible to participate in the Management Incentive Program. Currently, your target level of payout under the plan is between 20% and 40%, with final payout dependent upon your individual performance. Your guaranteed bonus amount (other than your signing bonus) for Fiscal Year 2006 referred to above will be credited against your actual bonus for Fiscal Year 2006. You will receive full plan details upon your arrival.

Stock Option Grant

You will receive a grant of 50,000 stock options. Stock options will vest at 25% per year, over a four-year period, and have a ten-year term, with other terms being in accordance with the Company’s 1998 Stock Incentive Plan, as amended and restated October 9, 2002.

In the event your employment with the Company is terminated for any reason other than death, disability or for Cause, you will have three months following your termination of employment to exercise the vested portion of your initial option grant. In the event your employment with the Company is terminated for Cause, your initial option grant will terminate concurrently with your termination of employment. In the event your employment with the Company is terminated due to your death or disability, you will have twelve months following your termination of employment to exercise the vested portion of your initial option grant. In no event may your initial option grant be exercised after the expiration of its ten-year term.

Non-Compete Provision	You acknowledge and agree that in your role as Vice President, Corporate Controller you shall acquire confidential and proprietary information belonging to the Company. To preserve and protect this information and the assets of the Company, and in consideration of the benefits provided to you under this offer letter, you agree not to work in a capacity that would compete directly with the Company, or solicit any employees or customers of the Company, for a period of one (1) year following the effective date of your resignation from or termination by the Company. In the event that you breach this provision all benefits shall cease.

401(K) Plan	Upon meeting length of service and other eligibility requirements, you will also be able to participate in the Company’s 401(k) plan. Currently there is a company match of 1 1/2 % of the first 3%.

Medical Benefits	You will be eligible to participate in the Company’s healthcare program per the Company’s guidelines.

Vacation	20 days (4 weeks) per year.

Employee Discount	You will be eligible for a 40% associate discount on Restoration merchandise.

Miscellaneous Benefits	You will be eligible for other benefits, if any, to the extent set forth in the attachments hereto.

The language that follows reflects our standard and legally required offer letter language. We don’t mean for it to come across as impersonal, but rather, as sound and necessary information for you to know from the outset of your working relationship with us. The relationship between you and the Company is called “at-will employment.” This means that employment with the Company is for no specific period of time. As a result, either you or the Company is free to terminate your employment relationship at any time for any reason, with or without Cause. This is the full and complete agreement between us on this term. Although your job duties, title, compensation, benefits, or the Company’s policies, practices and procedures may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the Chief Executive Officer of the Company.

Finally, your employment is contingent on you executing a Proprietary Information and Inventions Agreement and providing the Company with legal proof of your identity and authorization to work in the United States at time of hire.

I am enclosing two copies of this letter. Please sign and return one copy to Human Resources and keep the other copy for your files.

Vivian, we are very excited about you joining the “Resto” team and look forward to your contributions to the growth and success of the Company.

Sincerely,

Chris Newman
Chief Financial Officer

ð I understand and agree to the terms of this offer of employment:

Vivian Macdonald	Date

Attachment A

Definition of Cause. The Company may terminate your employment for “Cause” if: (a) you exhibit persistent deficiencies in performance or gross incompetence, (b) you breach any material term of this offer letter or any other written agreement you have with the Company, (c) you have been convicted of a felony involving fraud or dishonesty, (d) you die or suffer from a “Disability” (as defined below) during your continued employment with the Company, (e) you intentionally and continually fail to substantially perform your reasonably assigned duties with the Company, which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to you specifying the manner in which you have failed substantially to perform, or (f) you intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, that no termination of your employment shall be for Cause as set forth in clause (f) above until there shall have been delivered to you a copy of a written notice setting forth that you were guilty of the conduct set forth in clause (f) and specifying the particulars thereof in detail. No act, nor failure to act, on your part shall be considered “intentional” unless you have acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that your action or failure to act was in the best interest of the Company.

Disability. “Disability” shall mean that you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than 120 days in any twelve-month period. If you suffer from a Disability, then, to the extent permitted by law, the Company may terminate your employment. The Company shall pay to you all compensation to which you are entitled up through the date of termination, and thereafter all obligations of the Company under this offer letter shall cease. Nothing in this offer letter shall affect your rights under any disability plan in which you are a participant.